                                                                      EXHIBIT 12


                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHANGES

                              RITE AID CORPORATION
                          (DOLLAR AMOUNTS IN THOUSANDS)


                        39 WEEKS                               YEAR ENDED
                         ENDED         -----------------------------------------------------------
                      NOVEMBER 30,     MARCH 2,    MARCH 4,    FEB 26,        FEB 27,     FEB 29,
                          1996           1996        1995        1994           1993        1992
                      ------------     --------    --------    --------       --------    --------
Fixed Charges
 Interest
   Expense              $ 57,902       $ 68,341    $ 42,300    $ 28,683       $ 29,387    $ 37,463
 Interest Portion
  of Net Rental
  Expense(1)              43,974         52,080      40,424      40,427         37,659      34,939
                        --------       --------    --------    --------       --------    --------
Fixed Charges
  Before Capitalized
  Interest               101,876        120,421      82,724      69,110         67,046      72,402
 Capitalized
  Interest                 1,352          1,948         373         217            445         721
                        --------       --------    --------    --------       --------    --------
 Total Fixed
  Charges               $103,228       $122,369    $ 83,097    $ 69,327         67,491    $ 73,123
                        ========       ========    ========    ========       ========    ========
Earnings
 Income from
  Continuing
  Operations Before
  Income Taxes          $170,444(3)    $256,202    $231,464      45,670(2)    $200,569    $187,202
 Fixed Charges
  Before Capitalized
  Interest (per
  above)                 101,876        120,421      82,724      69,110         67,046      72,402
                        --------       --------    --------    --------       --------    --------
 Total Adjusted
  Earnings              $272,320       $376,623    $314,188    $114,780       $267,615    $259,604
                        ========       ========    ========    ========       ========    ========
Ratio of Earnings
  to Fixed Charges          2.64           3.08        3.78        1.66           3.97        3.55
                        ========       ========    ========    ========       ========    ========


(1) The interest portion of the net rental expenses is estimated to be equal to one-third of the minimum rental expense for the period.

(2) Income from continuing operations before income taxes for fiscal year 1994 includes a $149,196,000 one-time, pre-tax provision for corporate restructuring and other charges.

(3) Income from continuing operations before income taxes for the thirty-nine week period ended November 30, 1996 includes a $16,057,000 one-time, pre-tax provision for costs related to the attempted Revco, D.S., Inc. acquisition.